OFFER BY

                              THE INDIA FUND, INC.

                             TO REPURCHASE FOR CASH
                       UP TO 15% OF THE FUND'S OUTSTANDING
                             SHARES OF COMMON STOCK



            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
                    NEW YORK CITY TIME, ON SEPTEMBER 12, 2003
                         ("REPURCHASE REQUEST DEADLINE")

          THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES
      BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE
             OFFER TO REPURCHASE AND IN THE LETTER OF TRANSMITTAL.

                                                                 August 22, 2003

To Brokers, Dealers, Commercial Banks,
   Trust Companies and Other Nominees:

      We are enclosing herewith the material listed below relating to the offer of The India Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company (the "Fund"), to purchase up to 15% of the Fund's outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), upon the terms and conditions set forth in the Offer to Repurchase dated August 22, 2003 and in the related Letter of Transmittal (which together constitute the "Repurchase Offer"). The price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 100% of the net asset value per Share as determined by the Fund at the close of regular trading on the New York Stock Exchange on September 26, 2003 (the "Repurchase Pricing Date"), minus a repurchase fee (the "Repurchase Fee") equal to 2% of net asset value per Share. The Fund has established a record date of August 15, 2003 for identifying stockholders eligible to receive Repurchase Offer materials.

      We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Repurchase Offer to their attention as promptly as possible. No fees or commission will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. The Fund will, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares, subject to Instruction 7, "Stock Transfer Taxes," of the Letter of Transmittal. HOWEVER, BACKUP WITHHOLDING AT A 30% RATE MAY BE REQUIRED UNLESS EITHER AN EXEMPTION IS PROVED OR THE REQUIRED TAXPAYER IDENTIFICATION INFORMATION AND CERTIFICATIONS ARE PROVIDED. SEE SECTION 13, "FEDERAL INCOME TAX CONSEQUENCES," OF THE OFFER TO REPURCHASE AND INSTRUCTION 11, "BACKUP WITHHOLDING," OF THE LETTER OF TRANSMITTAL.

      For your information and for forwarding to your clients, we are enclosing the following documents:

      1. A letter to Stockholders of the Fund from Bryan McKigney, Chairman and President of the Fund;

      2.  The Offer to Repurchase, dated August 22, 2003;

      3. The Letter of Transmittal for your use and to be provided to your clients;

      4.  Notice of Guaranteed Delivery;

      5. Form of letter to clients that may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee); and

      6.  Return envelope addressed to PFPC Inc. (the "Depositary").

      The Repurchase Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any state or other jurisdiction in which the Repurchase Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

      As described in the Fund's Offer to Repurchase under Section 5, "Procedure for Tendering Shares," tenders may be made without the concurrent deposit of stock certificates if (1) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch, or agency in the United States; and (2) certificates for Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

      AS DESCRIBED IN THE OFFER TO REPURCHASE, IF MORE THAN 15% OF THE FUND'S OUTSTANDING SHARES ARE DULY TENDERED PRIOR TO THE REPURCHASE REQUEST DEADLINE, THE FUND WILL EITHER (1) REPURCHASE ALL OF THE ADDITIONAL SHARES TENDERED, IF THE AMOUNT OF SUCH ADDITIONAL SHARES DOES NOT EXCEED 2% OF THE FUND'S OUTSTANDING SHARES, OR (2) REPURCHASE SHARES TENDERED ON A PRO RATA BASIS, PROVIDED THAT THE FUND WILL PURCHASE ALL SHARES FROM STOCKHOLDERS WHO OWN 99 SHARES OR LESS AND TENDER ALL OF THEIR SHARES. IF SUCH A TENDER IS MADE BY A BROKER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE FOR BENEFICIAL OWNER(S) OF SHARES WITH RESPECT TO WHICH IT IS THE RECORD HOLDER, SUCH BROKER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST REPRESENT AND WARRANT IN THE LETTER OF TRANSMITTAL THAT IT BELIEVES, BASED UPON REPRESENTATIONS MADE TO IT BY SUCH BENEFICIAL OWNER(S), THAT EACH SUCH PERSON OWNS 99 SHARES OR LESS.

      NEITHER THE FUND, ITS BOARD OF DIRECTORS NOR THE INVESTMENT MANAGER TO THE FUND MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER ANY SHARES.

      For additional information or copies of the enclosed material, please contact Georgeson Shareholder Communications Inc. (the "Information Agent") toll free at 1-866-297-1264 or, for banks and brokers, at 212-440-9800.

                                                     Very truly yours,
                                                     THE INDIA FUND, INC.

                                                     /S/ BRYAN MCKIGNEY
                                                     ------------------
                                                     BRYAN McKIGNEY
                                                     CHAIRMAN AND PRESIDENT


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   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR
   ANY OTHER PERSON THE AGENT OF THE INDIA FUND, INC., THE INFORMATION AGENT, OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.
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